Exhibit 99.1

SOUTHSIDE BANCSHARES, INC.
ANNOUNCES THIRD QUARTER EARNINGS
NASDAQ National Market Symbol — “SBSI”

Tyler, Texas (October 28, 2004) B. G. Hartley, Chairman and Chief Executive Officer of Southside Bancshares, Inc., reported financial results for the third quarter and nine months ended September 30, 2004.

“We are extremely pleased to report net income increased $1,483,000, or 53.9%, to $4,233,000 for the third quarter ended September 30, 2004 compared to $2,750,000 for the same period in 2003,” stated B. G. Hartley. Earnings per fully diluted share increased $0.11, or 44.0%, to $0.36 for the third quarter ended September 30, 2004 compared to $0.25 for the same period in 2003.

For the nine months ended September 30, 2004 net income increased $2,865,000, or 30.1%, to $12,399,000 compared to $9,534,000 during the same period in 2003. Earnings per fully diluted share increased $0.20, or 23.0%, to $1.07 for the nine months ended September 30, 2004 compared to $0.87 for the same period in 2003.

The annualized return on average shareholders’ equity for the nine months ended September 30, 2004 was 15.94% compared to 15.29% for the same period in 2003. The annualized return on average assets was 1.11% for the nine months ended September 30, 2004 compared to 0.95% for the same period in 2003.

Southside is also delighted to announce two additional exciting developments. Windol Cook, a long time community bank president in Jacksonville is joining the Southside Jacksonville team. Our combined team of Windol Cook and Bruce Mehlenbacher, should allow Southside to grow market share and penetrate the Jacksonville market area faster than originally anticipated. Southside is also pleased to announce it plans to open a full service grocery store branch in Chandler, just west of Tyler, during the fourth quarter of 2004. Chandler is a growing community where Southside has been advertising for years and already has numerous customer relationships. The addition of this branch should allow Southside to increase market share in this growing area.

The Company experienced solid loan growth during the third quarter ended September 30, 2004 as loans increased $8.3 million. Asset quality remains strong as non-performing assets have decreased slightly at September 30, 2004 when compared to December 31, 2003, and we believe that the Company’s asset quality ratios as reported in this earnings release remain sound.

We are pleased to report deposits continued to grow during the third quarter of 2004 by $4.9 million. The increase in deposits is primarily a result of the Company’s increased penetration in the markets it serves.

The increase in net income for the third quarter ended September 30, 2004 when compared to the same period in 2003, was primarily attributable to an increase in net interest income of $2.9 million, or 39.2% and a decrease in amortization expense of $1.0 million, or 99.9%. Net interest income increased as a result of increases in the Company’s net interest margin to 3.10% and net interest spread to 2.66% during the third quarter ended September 30, 2004, when compared to 2.57% and 2.11%, respectively, for the same period in 2003. These increases were primarily a result of lower interest expense on the Company’s long-term debt, overall decreased funding costs associated with the Company’s deposits and FHLB advances and an increase in the yield on the Company’s mortgage-backed securities, due to overall slower prepayments. Future changes in interest rates could impact prepayment speeds on the Company’s mortgage-backed securities, which in turn could influence the Company’s net interest margin and spread during the coming quarters. The decrease in amortization expense related to $1.0 million of origination costs the Company amortized during the third quarter ended September 30, 2003 associated with the early redemption of Debentures due June 30, 2028.

During the third quarter ended September 30, 2004 the increases to net income were partially offset by an increase in federal tax expense of $729,000, or 206.5%, an increase in salary expense of $582,000, or 10.1%, and a decrease in non-interest income of $755,000, or 12.8%. The increase in federal tax expense for 2004 was due to an increase in taxable income as a percentage of total income for the nine months ended September 30, 2004 when compared to September 30, 2003. Normal payroll increases and higher benefit costs were the primary reasons for the increase in salary expense. Noninterest income decreased primarily due to a decrease in gains on sales of securities available for sale of $324,000, or 46.4%, and a decrease in gains on sales of loans of $482,000, or 56.5%.

Increased net income for the nine months ended September 30, 2004 when compared to the same period in 2003 was primarily attributable to an increase in net interest income of $6.5 million, or 28.7%, a decrease in amortization expense of $1.1 million, or 99.6% and a decrease in the provision for loan losses of $529,000, or 50.2%. The increases to net income during the nine months ended September 30, 2004, were partially offset by a decrease in gains on sales of available for sale securities of $1.8 million, or 42.8%, an increase in federal income tax expense of $1.5 million, or 91.1%, and an increase in noninterest expense, not including amortization expense of $1.9 million, or 6.9%.

The Company expects to continue its stock repurchase plan. The Company has approximately $1.2 million remaining to repurchase stock under the current Board approved level. The Company originally committed $2.0 million to repurchase common stock during 2004, with re-evaluation on a quarterly basis. During the third quarter and the nine months, the Company purchased 5,900 and 42,600 shares of common stock at an average price of $19.31 and $18.53, respectively.

At September 30, 2004, assets totaled $1.54 billion compared to $1.42 billion at September 30, 2003, an increase of $118.1 million, or 8.3%. Loans, net of unearned discount, increased $49.1 million, or 8.7%, from $566.2 million at September 30, 2003 to $615.3 million at September 30, 2004. Investment and mortgage-backed securities increased $77.5 million, or 10.8%, from $714.4 million at September 30, 2003 to $791.8 million at September 30, 2004. Deposits increased $59.6 million, or 7.0%, from $846.3 million at September 30, 2003 to $905.9 million at September 30, 2004. FHLB advances increased $89.4 million, or 22.0%, from $406.5 million at September 30, 2003 to $495.9 million at September 30, 2004. Shareholders’ equity totaled $106.6 million, or 6.9%, of total assets at September 30, 2004 as compared to $85.1 million, or 6.0%, of total assets at September 30, 2003, an increase of $21.5 million, or 25.2%.

Southside Bancshares, Inc. is a $1.54 billion holding company that owns 100% of Southside Bank. The bank currently has twenty-six banking centers in East Texas.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor. Our investor relations site provides a detailed overview of our activities, financial information, and historical stock price data. To receive e-mail notification of company news, events, and stock activity, please register on the E-mail Notification portion of the web site. Questions or comments may be directed to Susan Hill at (903) 531-7220, or susanh@southside.com

Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of Southside Bancshares, Inc., (the “Company”) a bank holding company, may be considered to be “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “believe,” “could,” “should,” “may,” “intend,” “probability,” “risk,” “target,” “objective” and similar expressions. Forward-looking statements are subject to significant risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. For example, certain market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future. As a result, actual income gains and losses could materially differ from those that have been estimated. Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to general economic conditions, either globally, nationally or in the State of Texas, legislation or regulatory changes which adversely affect the businesses in which the Company is engaged, economic or other disruptions caused by acts of terrorism or military actions in Iraq, Afghanistan or other areas, changes in the interest rate yield curve or interest rate environment which reduce interest margins and may impact prepayments on the mortgage-backed securities portfolio, changes effecting the leverage strategy, significant increases in competition in the banking and financial services industry, changes in consumer spending, borrowing and saving habits, technological changes, the Company’s ability to increase market share and control expenses, the effect of compliance with legislation or regulatory changes, the effect of changes in accounting policies and practices and the costs and effects of unanticipated litigation.

	At	At
	September 30,	December 31,
	2004	2003
	(dollars in thousands)
	(unaudited)
Selected Financial Condition Data
(at end of period)
Total assets	$1,541,671	$1,454,952
Loans, net of unearned discount	615,255	589,135
Allowance for loan losses	6,816	6,414
Mortgage-backed and related securities:
Available for sale	415,933	584,581
Held to maturity	247,256	6,382
Investment securities available for sale	128,655	144,876
Marketable equity securities available for sale	24,818	23,670
Deposits	905,935	872,529
Long-term obligations	317,688	272,694
Shareholders’ equity	106,600	100,386
Nonperforming assets	2,060	2,281
Nonaccrual loans	1,185	1,547
Loans 90 days past due	252	272
Restructured loans	179	219
Other real estate owned	436	195
Repossessed assets	8	48

Assets Quality Ratios:
Nonaccruing loans to total loans	0.19%	0.26%
Allowance for loan losses to nonaccruing loans	575.19	414.61
Allowance for loan losses to nonperforming assets	330.87	281.19
Allowance for loan losses to total loans	1.11	1.09
Nonperforming assets to total assets	0.13	0.16
Net charge-offs to average loans	0.03	0.17

Capital Ratios:
Shareholders’ equity to total assets	6.91	6.90
Average shareholders’ equity to average total assets	6.98	6.23

LOAN PORTFOLIO COMPOSITION

The following table sets forth loan totals net of unearned discount by category for the nine months presented: (in thousands, unaudited)

	September 30,
	2004	2003
Real Estate Loans:
Construction	$42,922	$39,026
1-4 Family Residential	163,319	142,003
Other	136,036	134,726
Commercial Loans	82,825	76,605
Municipal Loans	103,210	80,470
Loans to Individuals	86,943	93,373

Total Loans	$615,255	$566,203

	At or for the		At or for the
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(dollars in thousands)		(dollars in thousands)
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$17,163	$14,608	$49,215	$45,719
Total interest expense	7,015	7,319	20,106	23,097

Net interest income	10,148	7,289	29,109	22,622
Provision for loan losses	—	—	525	1,054

Net interest income after provision for loan losses	10,148	7,289	28,584	21,568

Non-interest income
Deposit services	3,476	3,441	10,424	9,512
Gain on sale of securities available for sale	375	699	2,449	4,278
Gain on sale of loans	371	853	1,258	2,314
Trust income	320	273	894	748
Bank owned life insurance	184	257	628	749
Other	436	394	1,227	1,064

Total non-interest income	5,162	5,917	16,880	18,665

Non-interest expense
Salaries and employee benefits	6,333	5,751	19,133	17,696
Net occupancy expense	1,072	995	3,099	2,945
Equipment expense	189	177	549	527
Advertising, travel & entertainment	385	343	1,308	1,281
ATM fees	112	174	479	456
Amortization expense	1	1,034	4	1,062
Director fees	145	107	438	333
Supplies	145	173	428	487
Professional fees	344	172	783	535
Postage	140	144	416	423
Other	1,129	1,033	3,294	3,314

Total non-interest expense	9,995	10,103	29,931	29,059

Income before federal tax expense	5,315	3,103	15,533	11,174
Income tax expense	1,082	353	3,134	1,640

Net income	$4,233	$2,750	$12,399	$9,534

Common Share Data:
Weighted-average basic shares outstanding	10,955	9,444	10,935	9,330
Weighted-average diluted shares outstanding	11,589	11,531	11,575	11,593
Net income per common share Basic	$0.39	$0.29	$1.13	$1.02
Diluted	0.36	0.25	1.07	0.87
Book value per common share	—	—	9.72	8.98
Cash dividend declared per common share	0.10	0.10	0.30	0.26

Selected Performance Ratios:
Return on average assets	1.10%	0.79%	1.11%	0.95%
Return on average shareholders’ equity	16.16	13.05	15.94	15.29
Average yield on interest earning assets	5.06	4.84	5.02	5.23
Average yield on interest bearing liabilities	2.40	2.73	2.37	2.97
Net interest spread	2.66	2.11	2.65	2.26
Net interest margin	3.10	2.57	3.08	2.74
Average interest earning assets to average interest bearing liabilities	122.57	120.26	122.29	119.59
Non-interest expense to average total assets	2.60	2.91	2.69	2.88
Efficiency ratio	62.45	67.09	64.35	69.93

	AVERAGE BALANCES
	Nine Months Ended September 30,
	2004	2003
	(in thousands)
	(unaudited)
ASSETS
INTEREST EARNING ASSETS:
Loans (1)	$600,222	$568,310
Loans Held for Sale	3,190	7,026
Securities:
Investment Securities (Taxable) (2)	44,863	30,738
Investment Securities (Tax-Exempt) (2)	75,383	83,552
Mortgage-backed Securities (2)	628,673	522,657
Marketable Equity Securities	24,010	22,677
Interest Bearing Deposits	652	572
Federal Funds Sold	8,638	8,977

Total Interest Earning Assets	1,385,631	1,244,509

NONINTEREST EARNING ASSETS:
Cash and Due From Banks	37,900	36,628
Bank Premises and Equipment	30,639	29,817
Other Assets	39,701	43,402
Less: Allowance for Loan Loss	(6,524)	(6,562)

TOTAL ASSETS	$1,487,347	$1,347,794

LIABILITIES

INTEREST BEARING LIABILITIES:
Savings Deposits	$48,091	$43,109
Time Deposits	319,160	334,812
Interest Bearing Demand Deposits	279,930	248,579
Short-term Interest Bearing Liabilities	175,668	149,396
Short-term Junior Subordinated Debentures (3)	—	1,978
Long-term Interest Bearing Liabilities — FHLB Dallas	289,587	229,696
Long-term Junior Subordinated Convertible Debentures (4)	—	13,074
Long-term Junior Subordinated Debentures (5)	—	20,000
Long-term Debt (6)	20,619	—

Total Interest Bearing Liabilities	1,133,055	1,040,644

NONINTEREST BEARING LIABILITIES:
Demand Deposits	240,652	202,974
Other Liabilities	9,757	20,799

Total Liabilities	1,383,464	1,264,417

SHAREHOLDERS’ EQUITY	103,883	83,377

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,487,347	$1,347,794

(1)	Loans are shown net of unearned discount.

(2)	Presented at historical cost.

(3)	Southside Capital Trust I from September 4, 2003, when redemption was announced, to September 30, 2003.

(4)	Southside Capital Trust II

(5)	Southside Capital Trust I through September 3, 2003, the day before its redemption was announced and Southside Statutory Trust III issued September 4, 2003.

(6)	Southside Statutory Trust III

Note: As of September 30, 2004 and 2003, loans totaling $1,185 and $1,353, respectively, were on nonaccrual status. The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.